Issuer Free Writing Prospectus Filed Pursuant to Rule 433

supplementing the

Preliminary Prospectus Supplement dated March 3, 2021

Registration No. 333-253260

MARRIOTT INTERNATIONAL, INC.

2.850% Series HH Notes due 2031

PRICING TERM SHEET

Dated: March 3, 2021

Issuer:	Marriott International, Inc.

Anticipated Ratings (Moody’s / S&P)*:	Baa3 / BBB-

Security:	2.850% Series HH Notes due 2031 (the “Series HH Notes”)

Aggregate Principal Amount:	$1,100,000,000

Maturity Date:	April 15, 2031

Coupon:	2.850%

Interest Payment Dates:	April 15 and October 15, commencing on October 15, 2021

Interest Rate Adjustment:	The interest rate payable on the Series HH Notes will be subject to adjustment based on certain rating events as described under the caption “Description of the Notes—Terms—Interest Rate Adjustment of the Notes Based on Certain Rating Events” in the Preliminary Prospectus Supplement dated March 3, 2021.

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	99.805% of the principal amount

Benchmark Treasury:	1.125% due February 15, 2031

Benchmark Treasury Price / Yield:	96-25+ / 1.472%

Spread to Benchmark Treasury:	+140 basis points

Yield to Maturity:	2.872%

Optional Redemption Provisions:	The Series HH Notes may be redeemed in whole or in part at any time prior to January 15, 2031 (three months prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to the greater of (1) 100% of the principal amount of the Series HH Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest (not including accrued interest as of the redemption date) on the Series HH Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) through to January 15, 2031 at the Treasury Rate (the yield to maturity of the United States Treasury security, selected by a primary U.S. government securities dealer, having a maturity comparable to the remaining term of the Series HH Notes being redeemed) plus 25 basis points, plus accrued and unpaid interest on the Series HH Notes to the redemption date.

The Series HH Notes may be redeemed in whole or in part from time to time on or after January 15, 2031 (three months prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest on the notes being redeemed to the redemption date.

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated March 3, 2021.

Trade Date:	March 3, 2021

Expected Settlement Date:	March 5, 2021 (T+2)

CUSIP / ISIN:	571903 BG7 / US571903BG74

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Wells Fargo Securities, LLC

Fifth Third Securities, Inc.

J.P. Morgan Securities LLC

BofA Securities, Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Scotia Capital (USA) Inc.

Truist Securities, Inc.

US Bancorp Investments, Inc.

Senior Co-Managers:	BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Loop Capital Markets LLC

PNC Capital Markets LLC

Santander Investment Securities Inc.

Siebert Williams Shank & Co., LLC

Standard Chartered Bank

TD Securities (USA) LLC

UniCredit Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC at 1-800-645-3751, Fifth Third Securities, LLC at 866-531-5353 or J.P. Morgan Securities LLC at (212) 834-4533 (collect).

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